August 23, 2021

Mr. Joshua W. Sapan
AMC Networks Inc.
Eleven Pennsylvania Plaza
New York, NY 10001

Re: AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Josh:

This letter (the “Amendment”), effective upon the date hereof, hereby amends your amended and restated employment agreement dated December 11, 2020 (the “A&R Employment Agreement”) with AMC Networks Inc. (the “Company”). Unless otherwise expressly set forth in this Amendment, capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings given such terms in the A&R Employment Agreement.

1.The fifth sentence of Paragraph 1 of the A&R Employment Agreement is hereby amended and restated in its entirety as follows:

Either you or the Company may, upon written notice to the other at any time, change your title to Executive Vice Chairman effective no earlier than September 8, 2021.

2.    The last sentence of Paragraph 10 of the A&R Employment Agreement is hereby amended to delete “for the 2022 calendar year”.

3.    The definition of “Good Reason” in Annex A is hereby amended and restated in its entirety as follows:

Termination for “Good Reason” means that, except as otherwise provided and agreed in this Agreement, (1) without your consent, (A) your base salary or bonus target as an employee is reduced, (B) the Company requires that your principal office be located more than fifty miles from Manhattan, (C) the Company materially breaches its obligations to you under this Agreement, (D) prior to September 8, 2021, you are no longer the President and Chief Executive Officer of the Company, or beginning on September 8, 2021, your title is no longer Executive Vice Chairman, (E) you report directly to someone other than the Executive Chairman (if any) or Chairman of the Board of Directors of the Company, or (F) your responsibilities are materially diminished, (2) you have given the Company written notice, referring specifically to this definition, that you do not consent to such action, (3) the Company has not corrected such action within 15 days of receiving such notice, and (4) you voluntarily terminate your employment within 90 days following the happening of the action described in subsection (1) above.

4.    Paragraph 29 is added as follows:

Subject to the terms set forth herein, in each of the 2023 and 2024 calendar years, the Company shall acquire at least three films from those submitted by you, provided that you have submitted an appropriate number of films each year (i.e., at least six), with the Company receiving exclusive North American rights for all manner of exclusive exploitation, including without limitation, theatrical, linear and all currently and then existing forms of streaming. The price for each such acquired film shall be $900,000, which amount will assist you in financing and producing such films. You may submit films with a higher price, but the Company shall be under no obligation to acquire a film with a price in excess of $900,000.

You shall submit films for acceptance and approval of type and quality consistent with those historically acquired by the Company, pursuant to guidance from the Company in advance as to the type of films the Company is interested in acquiring. You shall submit in writing the proposed films (with such information regarding the films as may be reasonably requested by the Company’s acquisition executives), and will work with the Company’s acquisition executives to shape the film if it is acquired by the Company and initiated at the script stage. If the Company rejects a film that is submitted by you, you shall submit an alternative film of comparable or better quality. The Company shall be permitted to reject up to three proposed films for each of the 2023 and 2024 calendar years for any reason or for no reason. For the avoidance of doubt, the Company shall not be obligated to acquire films unless you comply with the submission requirements set forth herein.

5.    By signing below, you hereby give written notice to the Company, in accordance with Paragraph 1 of the A&R Employment Agreement as hereby amended, of your election to change your title to Executive Vice Chairman effective September 8, 2021 (the “Effective Date”). The provisions of the A&R Employment Agreement applicable to your service as Executive Vice Chairman shall apply as of the Effective Date. For the avoidance of doubt, your transition from President and Chief Executive Officer to Executive Vice Chairman, including any change to your powers, responsibilities, duties and authority as well as compensation, shall not constitute Good Reason under the A&R Employment Agreement or any other arrangement between you and the Company.

6.    Except as expressly set forth in this Amendment, the A&R Employment Agreement shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within that state. The following provisions of the A&R Employment Agreement shall be incorporated into, and be effective mutatis mutandis with respect to, this Amendment as if set forth herein in their entirety: Paragraphs 22, 24 and 25. This Amendment may be executed in several counterparts (including, without limitation, by facsimile, PDF or electronic transmission), each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

AMC NETWORKS INC. By: Title:

/s/ James G. Gallagher
By: James G. Gallagher
Title: EVP & General Counsel
Accepted and Agreed: Joshua W. Sapan

/s/ Joshua W. Sapan
Joshua W. Sapan